UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2011

APPLE REIT TEN, INC.
(Exact name of registrant as specified in its charter)

Virginia	333-168971	27-3218228
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification Number)

814 East Main Street, Richmond, Virginia	23219
(Address of principal executive offices)	(Zip Code)

(804) 344-8121
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

     Apple REIT Ten, Inc. (which is referred to below as the “Company” or as “we,” “us” or “our”) is filing this report in accordance with Item 1.01 and Item 1.02 of Form 8-K.

Item 1.01. Entry into a Material Definitive Agreement.

     On February 25, 2011, we caused one of our indirect wholly-owned subsidiaries (the “purchasing subsidiary”), to enter into a purchase contract for the potential purchase of a hotel located in Matthews, North Carolina. The purchase contract between Independence Hospitality, Inc., as the seller, is for a Fairfield Inn & Suites® containing 94 guest rooms. The purchase price for the hotel is $10,000,000. There can be no assurance at this time that our purchasing subsidiary will in fact purchase this hotel.

     The seller does not have any material relationship with us or our subsidiaries, other than through the purchase contract. The seller is affiliated with the sellers that entered into a series of purchase contracts with the Company for the potential purchase of four hotels as reported in our Form 8-K dated as of February 4, 2011 and filed with the Securities and Exchange Commission on February 9, 2011.

     The initial deposit under the purchase contract was $100,000. This initial deposit is refundable to our purchasing subsidiary if it elects to terminate the purchase contract during the “review period”, which ends on March 27, 2011. If the purchase contract is not terminated during the review period, an additional deposit of $100,000 is due within three (3) business days after the expiration of the review period. If our purchasing subsidiary terminates the purchase contract after the review period but before closing, and the termination is not based on the seller’s failure to satisfy a required condition, the escrow agent will release the deposits to the seller. If a closing occurs under the purchase contract, the deposits will be credited toward the purchase price.

     The deposit under the purchase contract was funded by the Company’s ongoing offering of Units (with each Unit consisting of one common share and one Series A preferred share). It is expected that the additional deposit and payment of the purchase price under the purchase contract also would be funded, if a closing occurs, by the Company’s ongoing offering of Units.

     During the review period, our purchasing subsidiary will have the opportunity to evaluate the legal, title, survey, construction, physical condition, structural, mechanical, environmental, economic, permit status, franchise status, financial and other documents and information related to the hotel. Our purchasing subsidiary may terminate the purchase contract at any time during the review period for any reason. Our purchasing subsidiary may become aware of facts or conditions pertaining to the hotel as a result of its review that will cause us to terminate the agreement to purchase the hotel.

     Certain closing conditions must be met before or at the closing, and are not currently satisfied. They include, but are not limited to, the following: the seller having performed and complied in all material respects with the covenants under the purchase contract; all third party consents having been obtained; the existing management and franchise agreements shall have been either terminated or assigned to one of our subsidiaries by the seller and as applicable new management and franchise agreements shall have been executed by one of our subsidiaries. If any of the closing conditions under the purchase contract are not satisfied by the seller, our purchasing subsidiary may terminate the purchase contract and receive a refund of the deposits.

     Accordingly, as of the date of this report and until the closing of the purchase of the hotel, there can be no assurance that our purchasing subsidiary will acquire the hotel.

Item 1.02. Termination of Material Definitive Agreement.

     On February 25, 2011, we caused one of our indirect wholly-owned subsidiaries to terminate a purchase contract for a hotel located in Wytheville, Virginia. The hotel had a purchase price of $7,250,000 and contained 80 guest rooms. The seller did not have any material relationship with us or our subsidiaries, other than through the purchase contract.

     The entry into this purchase contract was reported in our Form 8-K dated as of February 4, 2011 and filed with the Securities and Exchange Commission on February 9, 2011. In connection with the termination of this contract, the initial deposit of $100,000 was repaid to our contracting subsidiary.

     Although our contracting subsidiary terminated the above mentioned purchase contract, the other purchase contracts for the potential purchase of three hotels reported in the February 4, 2011 Form 8-K remain effective. Additional information regarding the terminated contract and the remaining outstanding contracts is set forth in the February 4, 2011 Form 8-K.

     All brand and trade names, logos or trademarks contained, or referred to, in this Form 8-K are the properties of their respective owners.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apple REIT Ten, Inc.

By:	/s/ Glade M. Knight
Glade M. Knight,
Chief Executive Officer

March 1, 2011